EXHIBIT 5.1









                               September 15, 1998


Intellicall, Inc.
2155 Chenault, Suite 410
Carrollton, Texas 75006-5023

         Re:      Registration Statement on Form S-3

Dear Sirs:

     We have acted as counsel to Intellicall, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration of 3,765,152 shares (the "Shares") of the Company's Common Stock, par value of $.01 per share. In so acting, we have examined originals, or copies otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We are of the following opinion: 1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. 2. The Shares have been duly authorized and, when issued upon conversion of the Company's Preferred Stock, will be validly issued, fully paid and non-assessable. We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the "Legal Matters" in the Registration Statement.

                                    Very truly yours,

                                    KANE, RUSSELL, COLEMAN & LOGAN, P.C.



                                    By:      /s/ Patrick V. Stark
                                             --------------------------------
                                             Patrick V. Stark, Vice President

PVS:sg